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                                                                    EXHIBIT 10.5

                           ASSET PURCHASE AGREEMENT
                           ------------------------

     Agreement made as of September 23, 1998 by and among Voyager Information Networks, Inc., a Michigan corporation ("Buyer"), EXEC-PC, Inc., a Wisconsin corporation ("Seller"), Robert J. Mahoney and Tracey Mahoney (together, the "Principals").

     WHEREAS, subject to the terms and conditions hereof, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase from Seller, all of the properties, rights and assets used or held for use in connection with the Internet service business and related businesses of Seller (the "Business").

     NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

SECTION 1.PURCHASE AND SALE OF ASSETS.

     1.1  Sale of Assets.  Upon the terms and subject to the conditions set
          --------------
forth in this Agreement, and the performance by the parties hereto of their respective obligations hereunder, Seller agrees to sell, assign, transfer and deliver to Buyer, and Buyer agrees to purchase from Seller, all of Seller's right, title and interest in and to all of the properties, assets and business of the Business of every kind and description, tangible and intangible, real, personal or mixed, and wherever located, but excluding the Excluded Assets (as defined in Section 1.2 below), including without limitation, the following:

          (a) Equipment.  All free standing kiosks, servers, routers, modems,
              ---------
domain name addresses and numbers provided by Internic ("IP addresses"), computers, electronic devices, test equipment and all other fixed assets, equipment, furniture, fixtures, leasehold improvements, parts, accessories, inventory, office materials, software, supplies and other tangible personal property of every kind and description owned by Seller and used or held for use in connection with the Business, in each case together with any additions thereto between the date of this Agreement and the Closing Date (as defined below), all as set forth on Schedule 1.1(a) attached hereto (collectively,
                            ---------------
"Equipment");

          (b) Contracts.  All of the rights of Seller under and interest of
              ---------
Seller in and to all contracts relating to the Business (other than the Excluded Contracts (as defined below)), including, without limitation, original contracts for the provision of Internet connectivity, dedicated service, web-hosting, web-domain, dial-up services, web-development and Internet commerce, a true, correct and complete list of which contracts is attached hereto as Schedule 1.1(b)
                                                           ---------------
(collectively, the "Contracts") (but not including any Restricted Contract (as defined in Section 4.4) until such time as the consent to assignment thereof is obtained by Seller or, in the event of a Contract which is not assignable, until a new Contract is obtained);

          (c) Intellectual Property.  All Intellectual Property (as defined in
              ---------------------
Section 2.20), all as set forth on Schedule 1.1(c) attached hereto;
                                   ---------------
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          (d) Licenses and Authorizations.  All rights associated with the
              ---------------------------
licenses, permits, easements, registrations and authorizations issued or granted to Seller by any governmental authority with respect to the operation of the Business, including, without limitation, those licenses and authorizations listed on Schedule 1.1(d) attached hereto, and all applications therefor,
          ---------------
together with any renewals, extensions, or modifications thereof and additions thereto (other than any of the foregoing which, by their terms, may not be assigned or transferred by Seller);

          (e) Current Assets; Accounts Receivable.  All Current Assets of Seller
              -----------------------------------
(as such term is hereinafter defined) and all accounts receivable of Seller incurred in the ordinary course of business and which are determined in accordance with Seller's historical accounting practices, a complete list of which is attached hereto as Schedule 1.1(e) (the "Accounts Receivable");
                            ---------------

          (f) Goodwill.  All of the goodwill of Seller in, and the going concern
              --------
value of, the Business, and all of the business and customer lists, proprietary information, and trade secrets related to the Business; and

          (g) Records.  All of Seller's customer logs, location files and
              -------
records, employee records, and other business files and records, in each case relating to the Business.

     The assets, properties and business of Seller being sold to and purchased by Buyer under this Section 1.1 are referred to herein collectively as the "Assets."

     1.2  Excluded Assets.  There shall be excluded from the Assets and retained
          ---------------
by Seller, to the extent in existence on the Closing Date, the following assets (the "Excluded Assets"):

          (a) Other Assets.  All other assets of Seller which are not used or
              ------------
held for use in connection with the Business or otherwise necessary to the operation of the Business now or after the Closing Date as set forth on Schedule
                                                                        --------
1.2(a) attached hereto;
------

          (b) Excluded Contracts.  All of Seller's right, title and interest in,
              ------------------
to and under the Contracts listed on Schedule 1.2(b) attached hereto (the
                                     ---------------
"Excluded Contracts");

          (c) Insurance.  All contracts of insurance (including any cash
              ---------
surrender value thereof) and all insurance proceeds of settlement and insurance claims made by Seller on or before the Closing Date as set forth on Schedule
                                                                    --------
1.2(c) attached hereto;
------

          (d) Tax Items.  All claims, rights and interest in and to any refunds
              ---------
for federal, state or local Taxes (as defined below) for periods prior to the Closing Date as set forth on Schedule 1.2(d) attached hereto;
                             ---------------

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          (e) Corporate Records.  All of Seller's corporate and other
              -----------------
organizational records;

          (f) Certain Records.  Any general accounting, personnel, or payroll
              ---------------
records of the Seller not related to the Business or that the Seller is required to retain by law;

          (g) Fiduciary Assets.  Any assets of the Seller constituting a pension
              ----------------
trust or other segregated fund for the benefit of any employees of the Business;

          (h) Cash.  Cash, cash deposits, certificates of deposit, marketable
              ----
securities and/or cash equivalents;

          (i) Certain Rights.  To the extent such rights benefit or protect any
              --------------
business or activities of the Seller which are not part of the Business and the Assets, the Seller's rights under all noncompetition, confidentiality, intellectual property assignment, research and development or similar agreements or other restrictions on competition and confidentiality;

          (j) Certain Permits.  Any governmental permit, license or
              ---------------
authorization issued or granted to Seller by any governmental authority that is not assignable or transferable to Buyer; and

          (k) Rights Under Agreement.  Any rights that accrue or will accrue to
              ----------------------
the Seller under this Agreement.

     1.3  Assumed Liabilities; Excluded Liabilities; Employees.
          ----------------------------------------------------

          (a) Assumed Liabilities.  Buyer shall, on and as of the Closing Date,
              -------------------
accept and assume, and shall become and be fully liable and responsible for, and other than as expressly set forth herein Seller and the Principals shall have no further liability or responsibility for or with respect to, (a) liabilities and obligations arising out of events occurring on and after the Closing Date related to Buyer's ownership of the Assets and Buyer's operation of the Business after the Closing Date; (b) all obligations and liabilities of Seller which are to be performed after the Closing Date arising under the Contracts, including, without limitation, Seller's obligations to Subscribers (as defined herein) under such Contracts for (i) Subscriber deposits held by Seller as of the Closing Date in the amount for which Buyer receives a credit pursuant to Section 1.6, (ii) Subscriber advance payments held by Seller as of the Closing Date for services to be rendered in connection with the Business in the amount for which Buyer receives a credit pursuant to Section 1.6, and (iii) the delivery of Internet connectivity service to Subscribers (whether under the Contracts or otherwise) after the Closing Date; (c) the Current Liabilities (as hereinafter defined) of Seller; (d) any Long-term Liabilities or other liabilities or claims specifically assumed by Buyer in writing at the Closing and for which there is an adjustment to the Purchase Price pursuant to Section 1.6(b) hereof; and (e) the following liabilities and obligations with respect to the Business: (i) all liabilities and obligations under the Worker Adjustment and Retraining Notification Act of 1988 and

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Sections 109.07 and 109.075 of the Wisconsin Statutes; (ii) all liabilities and obligations with respect to health insurance coverage, to the extent assumed by the Buyer, as provided in Section 1.3(c) below; and (iii) all liabilities and obligations for vacation pay, sick pay and holiday pay with respect to the Transferred Employees (as defined below) (but only to the extent Buyer receives credit therefor pursuant to Section 1.6(a) hereof) ((a), (b), (c), (d) and (e) together, the "Assumed Liabilities"). The assumption of the Assumed Liabilities by Buyer hereunder shall not enlarge any rights of third parties under contracts or arrangements with Buyer or Seller or any of their respective affiliates or subsidiaries. No parties other than Buyer, Seller and the Principals shall have any rights under this Agreement.

          (b) Excluded Liabilities.  It is expressly understood that, except for
              --------------------
the Assumed Liabilities, Buyer shall not assume, pay or be liable for any liability or obligation of Seller of any kind or nature at any time existing or asserted, whether, known, unknown, fixed, contingent or otherwise, not specifically assumed herein by Buyer, including, without limitation, any liability or obligation relating to, resulting from or arising out of the Excluded Assets, including, without limitation, the Excluded Contracts. The liabilities which are not assumed by Buyer under this Agreement are hereinafter sometimes referred to as the "Excluded Liabilities."

          (c)  Employees, Wages and Benefits.
               -----------------------------

               (i) As of the Closing Date, Buyer shall offer employment to all persons who, as of the Closing Date, are employed in the operation of the Business. Persons who as of the Closing Date and within three (3) months thereafter become such employees of Buyer and accept such offer of employment are referred to herein as "Transferred Employees."

               (ii) Buyer agrees to provide group health plan coverage to the Transferred Employees on substantially similar terms as provided by Seller prior to the Closing Date and for a minimum of sixty (60) days following the Closing Date. In addition, Buyer shall provide to each employee of Seller who is not hired by Buyer a COBRA notice in accordance with 29 U.S.C. (S)(S)601-607 and assume all liability and obligations for providing COBRA, or, to the extent required by applicable law, other health coverage for such employees. All Transferred Employees will receive credit for prior service with Seller for eligibility purposes with respect to Buyer's group health plan.

               (iii) Buyer shall not be obligated under and hereby specifically disclaims any assumption of any liability with respect to any employee benefit plan policy, practice or agreement to which Seller is a party or under which any of Seller's employees or former employees is covered, except as otherwise provided herein.

     1.4  The Closing.  The transactions contemplated by this Agreement shall
          -----------
take place at a closing (the "Closing") to be held at 10:00 a.m., local time, at the offices of Godfrey &

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Kahn, S.C., 780 North Water Street, Milwaukee, WI 53202, on the date which is three (3) business days after satisfaction or waiver of the conditions set forth in Sections 6.5 and 7.5 hereof, or at such other time and place as shall be mutually agreed upon in writing by Buyer and Seller (the "Closing Date").

     1.5  Purchase Price.  In consideration of the sale by Seller to Buyer of
          --------------
the Assets, and subject to the assumption by Buyer of the Assumed Liabilities and satisfaction of the conditions contained herein, Buyer shall pay to Seller at the Closing an amount (as adjusted in accordance with Section 1.6 below, the "Purchase Price") equal to $26,150,000 as follows:

          (a) Buyer shall deliver the sum of $24,900,000, as adjusted in accordance with Section 1.6, below, to Seller by bank cashier's check or bank wire transfer pursuant to payment instructions delivered by Seller to Buyer at least two (2) business days prior to the Closing; and

          (b) Buyer shall deposit the sum of $1,250,000 (the "Escrow Deposit") with Boston Safe Deposit and Trust Company as Escrow Agent under the Escrow Agreement in the form attached hereto as Exhibit A (the "Escrow Agreement").
                                         ---------
The Escrow Deposit shall be held, administered and distributed in accordance with the terms of the Escrow Agreement, and shall be Buyer's exclusive remedy for any and all claims made pursuant to Section 10 hereof.

      1.6 Adjustments to Purchase Price.  The Purchase Price shall be adjusted
          -----------------------------
at the Closing in the manner set forth below:

          (a) The Purchase Price will be increased or decreased, as the case may be, on a dollar-for-dollar basis, by the Working Capital Excess or Deficiency, as applicable, as of the opening of business on the Closing Date.

              For the purposes of this Agreement, the following terms shall have the following meanings:

              (i) "Working Capital" shall mean the difference between Seller's Current Assets and Current Liabilities;

              (ii) "Current Assets" shall mean and include all Accounts Receivable of Seller outstanding on the Closing Date, all prepaid expenses (including postal deposits), and all other current assets which have value to the business at the Closing and which are used in the operation of Seller's Business, in each case as determined in accordance with Seller's historical accounting practices;

              (iii) "Current Liabilities" shall mean and include accounts payable, accrued expenses, all accrued but unpaid taxes, all deferred revenues (as determined in accordance with Seller's past practices), the amount of any liabilities to employees for sick pay, holiday pay, the pro-rated amount of any


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     vacation pay, or other expenses which are assumed by Buyer at the Closing pursuant to and as contemplated by Section 1.3(a), as applicable, the pro-rated amount of any liability to employees for bonuses under employment agreements, and all other current liabilities incurred in the operation of Seller's Business and reflected on Seller's balance sheet, but shall not include the current portion of any bank debt or line of credit, in each case as determined in accordance with Seller's historical accounting practices;

               (iv) "Deficiency" shall mean the amount by which the Current Liabilities exceeds the Current Assets; and

               (v) "Excess" shall mean the amount by which the Current Assets exceeds the Current Liabilities.

          (b) The Purchase Price shall be decreased, on a dollar-for-dollar basis, by the amount of any Long-term Liabilities that are assumed by Buyer at the Closing. For purposes hereof, "Long-term Liabilities" shall mean and include any term loans (including, without limitation, bank debt, lines of credit and the current portion of any other debt), the present value of any capital leases and operating leases not stated or reserved for on Seller's balance sheet, which the parties hereto agree is Two Million Seven Hundred Forty Three Thousand Thirty-Nine Dollars ($2,743,039), and the other liabilities of Seller not included as part of the Current Liabilities which are assumed by Buyer at the Closing, as determined in accordance with Seller's historical accounting practices, all of which are set forth on Schedule 1.6(b) attached
                                                    ---------------
hereto. In the event Seller elects to pay-off some of the Long-term Liabilities consisting of bank debt at the Closing, then the calculation thereof shall be decreased by such amount and Seller shall obtain a pay-off letter from the third-party lender to evidence the discharge of such obligation at the Closing and such payoff shall be made directly as part of the wire transfer of the Purchase Price.

          (c) (i) No later than five (5) days prior to the Closing, Buyer and Seller shall prepare a statement in substantially the form and presentation of Schedule 1.6(c) attached hereto (the "Estimated Adjustment Statement")
        ---------------
     which sets forth (i) the Company's estimated Working Capital and the amount of any estimated Deficiency or Excess, as the case may be, as of the Closing Date, and (ii) the Long-term Liabilities Adjustment ((i) and (ii) together, the "Estimated Adjustment"). The Purchase Price payable at the Closing shall be increased on a dollar-for-dollar basis to the extent of any positive Estimated Adjustment or decreased on a dollar-for-dollar basis to the extent of any negative Estimated Adjustment, as the case may be, set forth on such Estimated Adjustment Statement.

               (ii) No later than forty-five (45) days following the Closing, Seller shall prepare and deliver to Buyer a statement (the "Final Adjustment Statement") setting forth the actual Working Capital, and the amount of any actual Deficiency or Excess, as the case may be, as well as any other changes to the Working Capital component of the Estimated Adjustment, as of the Closing Date, it being understood that no adjustment shall be made to the Long-term Liability calculation after the Closing Date. In connection with the preparation of such Final Adjustment Statement, Seller and its authorized representatives shall have full access to the relevant books and records of Buyer and Buyer's authorized representatives and employees to the extent necessary to complete such Final Adjustment Statement. Subject to Section 1.6(d)(iii) below, within ten (10) days following the delivery of such Final Adjustment Statement to Buyer, Seller or Buyer, as the case may be, shall pay to the other party, by wire transfer of immediately available funds, the difference between the Estimated Adjustment, as shown on the Estimated Adjustment Statement, and the actual adjustment, as shown on the Final Adjustment Statement.

               (iii) In the event Buyer objects to the Final Adjustment Statement, Buyer shall notify Seller in writing of such objection within the ten (10) day period following the delivery thereof, stating in such written objection the reasons therefor and setting forth the Buyer's calculation of Buyer's actual Working Capital at the Closing. Upon receipt by Seller of such written objection, the parties shall attempt to resolve the disagreement concerning the Final Adjustment Statement through negotiation. If Seller and Buyer cannot resolve such disagreement concerning the Final Adjustment Statement within thirty (30) days following the end of the foregoing 10-day period, the parties shall submit the matter for resolution to a nationally recognized firm of independent certified public accountants not affiliated with either party, with the costs thereof to be shared equally by the parties. Such accounting firm shall deliver a statement setting forth its own calculation of the final adjustment to the parties within thirty (30) days of the submission of the matter to such firm. Any payment shown to be due by a party on the statement of such accounting firm shall be paid to the other party promptly but in no event later than five (5) days following the delivery of such statement by such accounting firm to the parties.

     1.7  Purchase Price Allocation.  At least ten (10) days prior to the
          -------------------------
Closing, Buyer and Seller shall agree on the allocation of the Purchase Price as set forth on Schedule 1.7 attached hereto. Such allocation shall be binding
             ------------
upon Buyer and Seller for all purposes (including financial accounting purposes, financial and regulatory reporting purposes and tax purposes). Buyer and Seller each further agrees to file its Federal income tax returns and its other tax returns reflecting such allocation, Form 8594 and any other reports required by
Section 1060 of the Code.

     1.8  Records and Contracts.  To the extent not previously provided to
          ---------------------
Buyer, at the Closing, Seller shall deliver to Buyer all of the Contracts, with such assignments thereof and consents to assignments as are necessary to assure Buyer of the full benefit of the same (other than as provided in Sections 4.4 and 6.5 hereof). Seller shall also deliver to Buyer at the Closing constructive possession of all of Seller's files and records constituting Assets.

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

     1.9  Further Assurances.  Seller, from time to time after the Closing at
          ------------------
the request of Buyer and without further consideration, shall execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer the Assets free and clear of all Liens (as defined in Section 2.8).

     1.10 Sales and Transfer Taxes.  All sales, transfer, use, recordation,
          ------------------------
documentary, stamp, excise taxes, personal property taxes, fees and duties (including any real estate transfer taxes) under applicable law incurred in connection with this Agreement or the transactions contemplated thereby will be borne and paid by Seller, and Seller shall promptly reimburse Buyer for the payment of any such tax, fee or duty which Buyer is required to make under applicable law.

     1.11 Transfer of Subject Assets.  At the Closing, Seller shall deliver or
          --------------------------
cause to be delivered to Buyer good and sufficient instruments of transfer transferring to Buyer title to all of the Assets. Such instruments of transfer shall be in form and substance reasonably satisfactory to Buyer and its counsel.

     1.12 Accounts Receivable.  Buyer shall receive from Seller and Seller shall
          -------------------
transfer to Buyer all of the Accounts Receivable at the Closing. For a period of ninety (90) days after the Closing (the "Buyer Collection Period"), Buyer shall have the sole and exclusive right to collect the Accounts Receivable. So long as the Accounts Receivable are in Buyer's possession, neither Seller nor its agents shall make any solicitation for collection purposes nor institute litigation for the collection of any amounts due thereunder, except for such Accounts Receivable which Buyer has consented to Seller's collection thereof prior to the expiration of the Buyer Collection Period. All payments received by Buyer during the Buyer Collection Period from any person obligated with respect to any of the Accounts Receivable shall be for Buyer's account. Any payment made by an account debtor to Buyer with respect to such an Account Receivable shall be applied to such Account Receivable before it is applied to any outstanding account receivable from such account debtor arising from sales made by the Buyer after the Closing Date. The payment by an account debtor shall be applied to such Account Receivable in inverse order of aging, commencing with the oldest invoice. Buyer shall use commercially reasonable efforts to collect Accounts Receivable during the Buyer Collection Period. All of the right, title and interest in and to the Accounts Receivable which are aged for more than thirty (30) days as of the Closing Date and that are not collected during the Buyer Collection Period shall be assigned to Seller at the end of the Buyer Collection Period at fair value, after which Buyer shall have no further right or obligation with respect to the Accounts Receivable and hereby agrees to promptly remit to the Seller any payment on such uncollected accounts which it may thereafter receive; provided, however, that nothing
                                          --------  -------
contained in this Section 1.12 shall be construed to grant Seller any right with respect to any accounts receivable accrued in connection with Buyer's operation of the Business on or after the Closing Date. Following the Buyer Collection Period, Buyer shall make available to Seller, upon the reasonable request of Seller, copies of all of its records relating to any uncollected Accounts Receivable assigned to Seller and agrees that Seller may commence legal proceedings or take such other action as it considers appropriate to collect any such uncollected Account Receivable. Notwithstanding anything provided in this Section 1.12 to the contrary, Seller shall not be required to repurchase any such uncollected Account Receivable if the reason for nonpayment by such account debtor is any right of setoff or other claim arising out of any act or omission of the Buyer after the Closing.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF SELLER AND PRINCIPALS. In order to induce Buyer to enter into this Agreement, Seller and the Principals jointly and severally hereby make the following representations and warranties to Buyer. As used in this Agreement, the phrase "To the knowledge of Seller" shall mean and include only the facts and other information which are, on the date such representations and warranties are made, within the actual knowledge of each of Robert Mahoney, Greg Ryan, Tracey Mahoney, Michael Mittelstadt, Curt Shambeau, Karen Johnson, Dave Cowen, Marilyn Looney and Jacob Buchholz, without any independent verification or investigation by them of the facts or other information stated.

     2.1   Organization; Subsidiaries.
           --------------------------

           (a) Except as set forth on Schedule 2.1(a), Seller is a corporation
                                      ---------------
duly organized, validly existing and in good standing under the laws of the State of Wisconsin, with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. The copies of Seller's Articles of Incorporation and by-laws, each as amended to date, heretofore delivered to Buyer's counsel are complete and correct. Seller is not in violation of any term of its Articles of Incorporation or by-laws. Except as set forth on Schedule 2.1(a), Seller is
                                                  ---------------
duly qualified to do business in the state of its organization, and, to the knowledge of Seller and Principals, is duly qualified as a foreign corporation in each jurisdiction in which the character or location of the properties owned or leased by Seller in the operation of the Business makes qualification to do business as a foreign corporation necessary, except for such jurisdictions where failure to so qualify would not have a Material Adverse Effect. For the purposes of this Agreement, a "Material Adverse Effect" shall mean a material adverse effect upon the assets, properties, business, prospects, condition (financial or other) or results of operations of Seller or the Business, taken as a whole.

           (b) Except as set forth on Schedule 2.1(b), Seller has no
                                      ---------------
subsidiaries and does not own any securities issued by any other business organization or governmental authority, except U.S. Government securities, bank certificates of deposit and money market accounts acquired as short-term investments in the ordinary course of its business. Except as set forth on
Schedule 2.1(b), Seller does not own or have any direct or indirect interest in
---------------
or control over any corporation, partnership, joint venture or entity of any kind.

     2.2   Required Action. All actions and proceedings necessary to be taken by
           ---------------
or on the part of Seller in connection with the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement and each other agreement, document and instrument to be executed and delivered by or on behalf of Seller pursuant to, or as contemplated by, this Agreement (collectively, the "Seller Documents") has been duly and validly authorized, executed and delivered by Seller and no other action on the part of Seller or its stockholders is required in connection therewith. Each of Seller and the Principals have full right, authority, power and capacity to execute and deliver this Agreement and each other Seller Document and to carry out the transactions contemplated hereby and thereby. This Agreement and each other Seller Document constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of each of Seller and the Principals enforceable in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally or by the application of general principles of equity.

     2.3  No Conflicts.
          ------------

          (a) Except as set forth on Schedule 2.3, the execution, delivery and
                                     ------------
performance by Seller of this Agreement and each other Seller Document does not and will not (i) violate any provision of the Articles of Incorporation or by-laws of Seller, in each case as amended to date, (ii) except as will not result in a Material Adverse Effect, constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any agreement or instrument to which Seller is a party or by which Seller or the Assets is bound, (iii) except as will not result in a Material Adverse Effect, violate any judgment, decree, order, statute, rule or regulation applicable to Seller or the Assets, (iv) except as set forth in Sections 4.4, 6.5 and 7.5 hereof, require Seller to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made or (v) result in the creation or imposition of any Lien on any of the Assets.

          (b) The execution, delivery and performance by each of the Principals of this Agreement and each other Seller Document does not and will not (i) constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any agreement or instrument to which each such Principal is a party or by which such Principal is bound, (ii) violate any judgment, decree, order, statute, rule or regulation applicable to each such Principal, (iii) require such Principal to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made, or (iv) result in the creation or imposition of any Lien on any of the Assets.

     2.4  Taxes.
          -----

          (a) Except as set forth on Schedule 2.4, Seller has paid or caused to
                                     ------------
be paid all federal, state, local, foreign and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "Taxes"), required to be paid by it through the date hereof whether disputed or not.

          (b) Seller has in accordance with applicable law filed all federal, state, local and foreign tax returns required to be filed by it through the date hereof, and to the knowledge of Seller and the Principals, all such returns correctly and accurately set forth the amount of any Taxes relating to the applicable period. A list of all federal, state, local and foreign income tax returns filed with respect to Seller for taxable periods ended on or after December 31, 1993, is set forth in Schedule 2.4 attached hereto, and said
                                   ------------
schedule indicates those returns that have been audited or currently are the subject of an audit. Seller has delivered to Buyer correct and complete copies of all federal, state, local and foreign income tax returns listed on said schedule, and of all examination reports and statements of deficiencies assessed against or agreed to by Seller with respect to said returns.

          (c) Neither the Internal Revenue Service nor any other governmental authority is now asserting or, to the knowledge of Seller or the Principals, threatening to assert against Seller any deficiency or claim for additional Taxes. No claim has ever been made by an authority in a jurisdiction where Seller does not file reports and returns that Seller is or may be subject to taxation by that jurisdiction. There are no security interests on any of the Assets of Seller that arose in connection with any failure (or alleged failure) to pay any Taxes. Seller has never entered into a closing agreement pursuant to
Section 7121 of the Internal Revenue Code of 1986, as amended (the "Code").

          (d) Except as set forth in Schedule 2.4, there has not been any audit
                                     ------------
of any tax return filed by Seller, no audit of any tax return of Seller is in progress, and Seller has not been notified by any tax authority that any such audit is contemplated or pending. Except as set forth in Schedule 2.4, no
                                                          ------------
extension of time with respect to any date on which a tax return was or is to be filed by Seller is in force, and no waiver or agreement by Seller is in force for the extension of time for the assessment or payment of any Taxes.

          (e) Seller has never been (and has never had any liability for unpaid Taxes because it once was) a member of an "affiliated group" (as defined in
Section 1504(a) of the Code). Seller has never filed, and has never been required to file, a consolidated, combined or unitary tax return with any other entity. Except as set forth in Schedule 2.1(b), Seller does not own and has
                                ---------------
never owned a direct or indirect interest in any trust, partnership, corporation or other entity and therefore Buyer is not acquiring from Seller an interest in any entity. Except as set forth in Schedule 2.4, Seller is not a party to any
                                    ------------
tax sharing agreement.

          (f) Seller is, and at all times since January 2, 1992 has been, a "small business corporation" with a valid election pursuant to Section 1362(a) of the Code and applicable state law.

          (g) Seller is not a "foreign person" within the meaning of Section 1445 of the Code and Treasury Regulations Section 1.1445-2.

          (h) For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections and any similar provisions of federal, state, local or foreign law.

     2.5  Compliance with Laws.  Except as set forth on Schedule 2.5 and
          --------------------                          ------------
Schedule 2.7, Seller's operation of the Business and the Assets is in compliance
------------
in all material respects with all applicable statutes, ordinances, orders, rules and regulations promulgated by any federal, state, municipal or other governmental authority (including the Federal Communications Commission), and, to the knowledge of Seller and the Principals, Seller has not received notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation within the last three (3) years.

     2.6  Insurance.  The physical properties and tangible Assets are insured to
          ---------
the extent disclosed in Schedule 2.6, and all insurance policies and
                        ------------
arrangements of Seller in effect as of the date hereof are disclosed in said Schedule. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and Seller is in compliance in all material respects with the terms thereof. Except as set forth on Schedule 2.6, said insurance is adequate and customary for the business
   ------------
engaged in by Seller and is sufficient for compliance by Seller with all requirements of law and all agreements and leases to which Seller is a party.

     2.7  Contracts.  Except for the Excluded Contracts, the Contracts
          ---------
constitute all leases, contracts and arrangements, whether oral or written, under which Seller is bound or to which Seller is a party which relate to the Business or Assets. To the knowledge of Seller and the Principals, Schedule
                                                                    --------
1.1(b) attached hereto contains a true, correct and complete list of all
------
Contracts (and a description of each oral arrangement, if any). Each Contract is valid, in full force and effect and binding upon Seller and, to the knowledge of Seller and the Principals, the other parties thereto in accordance with its terms. Except as set forth on Schedule 2.7 and except as will not result in a
                               ------------
Material Adverse Effect, neither Seller nor, to the knowledge of Seller and the Principals, any other party is in default under or in arrears in the performance, payment or satisfaction of any agreement or condition on its part to be performed or satisfied under any Contract, nor does any condition exist that with notice or lapse of time or both would constitute such a default, and no waiver or indulgence has been granted by any party under any Contract.
Except as set forth on Schedule 2.7, Seller has not received notice of, and each
                       ------------
of Seller and the Principals has no knowledge of, any fact which would result in a termination, repudiation or breach of any Contract. Seller has provided Buyer with true and complete copies of all of such Contracts, as amended, other than Contracts with Subscribers. With respect to Subscriber Contracts, Seller has provided Buyer with representative forms of such Contracts which Seller reasonably believes to be the form utilized by it for all such Subscribers.

     2.8  Title.  Seller has good and marketable title to all of the Assets free
          -----
and clear of all mortgages, pledges, security interests, charges, liens, restrictions and encumbrances of any kind (collectively, "Liens") whatsoever, except for the Liens set forth on Schedule 2.8 (other than those Liens which are
                                  ------------
marked with an * on such schedule, which shall be released at or prior to the Closing) which are to be transferred to Buyer in connection with the transfer of the Assets (the "Permitted Liens"). Upon the sale, assignment, transfer and delivery of the Assets to Buyer hereunder and under the Seller Documents, there will be vested in Buyer good, marketable and indefeasible title to the Assets free and clear of all Liens, except for the Permitted Liens. Except for the Excluded Assets, the Assets include all of the assets and properties (i) held for use by Seller to conduct the Business as presently conducted and (ii) necessary for Buyer to operate the Business in the same manner as such business is currently operated by Seller. Except as set forth on Schedule 2.8, all of
                                                         ------------
the tangible Assets, taken as a whole, are in good repair, have been well maintained and are in good operating condition, ordinary wear and tear excepted, do not require any material modifications or repairs, and comply in all material respects with applicable laws, ordinances and regulations. Seller has delivered complete and true copies of all real property leases (the "Leases") set forth on
Schedule 1.1(b).  Except as set forth on Schedule 2.8, Seller holds good, clear,
---------------                          ------------
marketable, valid and enforceable leasehold interest in the real property subject to the Leases (the "Leased Real Property"), to the knowledge of Seller and the Principals, subject only to the right of reversion of the landlord or lessor under the Leases, free and clear of all other prior or subordinate interests, including, without limitation, mortgages, deeds of trust, ground leases, leases, subleases, assessments, tenancies, claims, covenants, conditions, restrictions, easements, judgments or other encumbrances or matters affecting title, and free of encroachments onto or off of the leased real property. There are no material defects in the physical condition of any improvements constituting a part of the Leased Real Property, including, without limitation, structural elements, mechanical systems, roofs or parking and loading areas, and all of such improvements, taken as a whole, are in good operating condition and repair, have been well maintained, ordinary wear and tear excepted. All water, sewer, gas, electric, telephone, drainage and other utilities required by law or necessary for the current or planned operation of the Leased Real Property have been installed and connected pursuant to valid permits, and are sufficient to service the Leased Real Property.

     2.9  No Litigation.  Except as set forth in Schedule 2.9, Seller is not now
          -------------                          ------------
involved in nor, to the knowledge of Seller and the Principals, is Seller threatened to be involved in any litigation or legal or other proceedings related to or affecting the Business or any Asset or which would prevent or hinder the consummation of the transactions contemplated by this Agreement. Seller has not been operating the Business under, and the Business is not subject to, any order, injunction or decree of any court of federal, state, municipal or other governmental department, commission, board, agency or instrumentality.

     2.10 Employees; Labor Matters.
          ------------------------

     Seller employs approximately 78 full-time employees and 15 part-time employees and reasonably believes it generally enjoys good employer-employee relationships. Set forth on

Schedule 2.12 hereto is a list of all such employees, including the name, date
-------------
of hire and wages of such employees. To the knowledge of Seller and the Principals, Seller is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of the employment of any of said employees, neither Seller nor Buyer will, by reason of the acquisition transaction or anything done prior to the Closing, be liable to any of said employees for any bonus or compensation payments, except as set forth in
Schedule 2.10 and except for accrued sick, vacation and holiday pay, if any.
-------------
Seller does not have any policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment, except as set forth in such Schedule 2.10. Except as set forth on
                                        -------------
Schedule 2.10, Seller is in compliance in all material respects with all
-------------
applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours. There are no charges of employment discrimination or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or, to the knowledge of Seller and the Principals, threatened against or involving Seller. No question concerning representation exists respecting any group of employees of Seller. There are no grievances, complaints or charges that have been filed against Seller under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that might have an adverse effect on Seller or the conduct of its business and no arbitration or similar proceeding is pending and no claim therefor has been asserted. No collective bargaining agreement is in effect or is currently being or is about to be negotiated by Seller. Seller has received no information to indicate that any of its employment policies or practices is currently being audited or investigated by any federal, state or local government agency. Seller is, and at all times since November 6, 1986 has been, in compliance with the requirements of the Immigration Reform Control Act of 1986.

     2.11  Financial Statements.  Attached hereto as Schedule 2.11 are copies of
           --------------------                      -------------
the balance sheet of Seller as at July 31, 1998 (the "Base Balance Sheet") and the statements of income and expense of Seller for July 31, 1998 (collectively the "Financial Statements"). The Financial Statements have been prepared in accordance with Seller's historical accounting practices during the periods covered thereby (except for the absence of footnotes with respect to unaudited financials), in all material respects, present fairly and accurately the financial condition of the Business at the dates of said statements and the results of operations of the Business for the periods covered thereby. Except as set forth in Schedule 2.11, as of the date of the Base Balance Sheet (the
                -------------
"Base Balance Sheet Date"), Seller had no liabilities or obligations of any kind with respect to the Business, whether accrued, contingent or otherwise, that are not disclosed and adequately reserved against on the Base Balance Sheet. Except as set forth in Schedule 2.11, as of the date hereof and at the Closing, Seller
                -------------
had and will have no liabilities or obligations of any kind with respect to the Business, whether accrued, contingent or otherwise, that are not disclosed and adequately reserved against on the Base Balance Sheet, other than immaterial liabilities incurred in the ordinary course of business which would not be reflected in the Base Balance Sheet under generally accepted accounting principles, applied consistently.

     2.12  Business Since the Base Balance Sheet Date.  Since the Base Balance
           ------------------------------------------
Sheet Date and except as set forth on Schedule 2.12:
                                      -------------

          (a) there has been no material adverse change in the Business or in the Assets, operations or financial condition of the Business;

          (b) the Business has, in all material respects, been conducted in the ordinary course of business and in substantially the same manner as it was conducted before the date of the Base Balance Sheet Date;

          (c) there has not been any material obligation or liability (contingent or other) incurred by Seller with respect to the Business, whether or not incurred in the ordinary course of business;

          (d) there has not been any purchase, sale or other disposition, or any agreement or other arrangement, oral or written, for the purchase, sale or other disposition, of any material properties or assets of the Business, whether or not in the ordinary course of business;

          (e) there has not been any mortgage, encumbrance or lien placed on any of the Assets, nor any payment or discharge of a material lien or liability of Seller which was not reflected on the Base Balance Sheet;

          (f) there has not been any damage, destruction or loss, whether or not covered by insurance, adversely affecting the Business or Assets;

          (g) there has not been any change in the collection, payment and accounting policies used by Seller in the Business; and

          (h) there has not been any agreement or understanding, whether in writing or otherwise, for Seller to take any of the actions specified above.

     2.13 Licenses.  As of the date of this Agreement, Seller is the holder of
          --------
all licenses, permits and authorizations with respect to the Business (the "Authorizations"). The Authorizations constitute all of the licenses, permits and authorizations required for operation of the Business as now operated. All of the Authorizations are in full force and effect and, to the knowledge of Seller and the Principals, no licenses, permits or authorizations of any governmental department or agency are required for the operation of the Business which have not been duly obtained. As of the date hereof, there is not pending or, to the knowledge of Seller and the Principals, threatened any action by or before any governmental agency to revoke, cancel, rescind or modify any of the Authorizations.

     2.14  Approvals; Consents.  Except as set forth on Schedule 2.14 attached
           -------------------                          -------------
hereto, no approval, consent, authorization or exemption from or filing with any person or entity not a party to this Agreement is required to be obtained or made by Seller in connection with the execution and delivery of this Agreement and the Seller Documents and the consummation of the transactions contemplated hereby and thereby.

     2.15  Customers and Suppliers.  Seller reasonably believes that its
           -----------------------
relations with its customers and suppliers, including its Subscribers, taken as a whole, are good and there are not pending or, to Seller's knowledge, threatened claims or controversies with any customer or suppliers, or any Subscribers, that is material to the Assets or the Business.

     2.16  Subscribers.  Schedule 2.16(a) attached hereto sets forth, as of the
           -----------   ----------------
date hereof, the Subscribers of the Business as listed by class and type. For purposes of this Agreement, the term "Subscriber" shall mean any active subscriber to Internet services offered by Seller in the Business who has subscribed to a service for at least one month and has paid at least one bill, including, without limitation, any person who receives dial-up Internet access through the Business (a "Dial-up Subscriber"), any person who receives Internet access from Seller offering higher data transmission rates than available from dial-up access (a "Dedicated Subscriber"), any Subscriber who has an integrated services digital network account ("ISDN Subscriber"), and any person with a web page on Seller's server and to whom Seller provides Internet access (a "Web-hosting Subscriber"). Set forth on Schedule 2.16(b) attached hereto is a
                                    ----------------
listing of all such accounts which receive complimentary Internet services or Internet services at a discounted rate in connection with extraordinary promotions offered by Seller outside the ordinary course of business.

     2.17  Brokers.  Except for Corporate Development Resources, Inc. ("CDR"),
           -------
whose fees shall be paid by Seller at or before Closing, Seller has not retained any broker or finder or other person who would have any valid claim against any of the parties to this Agreement for a commission or brokerage fee in connection with this Agreement or the transactions contemplated hereby.

     2.18  Collectibility of Accounts Receivable.  Subject to the provisions of
           -------------------------------------
Section 1.12, all of the Accounts Receivable of Seller which are aged less than thirty (30) days as of the Closing Date are or will be as of the Closing Date bona fide, valid and enforceable claims, and, to the knowledge of Seller and the Principals, subject to no setoff or counterclaim. Seller has no accounts or loans receivable from any person, firm or corporation which is affiliated with Seller or from any director, officer or employee of Seller, or from any of their respective spouses or family members.

     2.19  Banking Relations.  All of the arrangements which Seller has with any
           -----------------
banking institution are summarized in Schedule 2.19, indicating with respect to
                                      -------------
each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof. To the knowledge of Seller and the Principals, Schedule 2.19 hereto sets forth all of the
            -------------
guarantees of Seller's indebtedness and liabilities related to the Business or the Assets by the Principals (the "Guarantees"), all of which shall be discharged at the Closing. Buyer and Seller agree that in the event Seller notifies Buyer, after the Closing, of the existence of any personal guarantees of Seller's indebtedness or obligations with respect to the Business or the Assets which exist as of the Closing Date and of which the Seller has no knowledge, Buyer shall use reasonable best efforts to assist Seller, and Seller shall use reasonable best efforts to assist Buyer, following the Closing to discharge such guarantees.

     2.20 Intellectual Property.
          ---------------------

          (a) Set forth on Schedule 2.20 hereto are all computer programs and
                           -------------
related documentation sold, marketed, licensed and distributed by Seller (the "Products"). All of the Intellectual Property of Seller is set forth on
Schedule 2.20 attached hereto.  For purposes hereof, the term "Intellectual
-------------
Property" includes: (i) all patents, patent applications, patent rights, and inventions and discoveries and invention disclosures (whether or not patented) (collectively, "Patents"); (ii) the name "EXEC-PC", all trade names including "EXEC-PC Interactive", trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks and applications (collectively, "Marks"); (iii) all copyrights in both published and unpublished works, including, without limitation, all compilations, databases and computer programs, and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, "Copyrights"); (iv) all know-how, trade secrets, confidential or proprietary information, customer lists, IP addresses, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, "Trade Secrets"); (v) Seller's web-sites (including the domain name "www.execpc.com" and any other similar domain names);
(vi) all goodwill, franchises, licenses, permits, consents, approvals, technical information, telephone numbers, and claims of infringement against third parties (the "Rights"); and (vii) all contracts relating to the Products and the Intellectual Property to which Seller is a party or is bound, including, without limitation, all nondisclosure and/or confidentiality agreements entered into by persons in connection with disclosures by Seller (collectively,"Assigned Contracts").

          (b) Except as described in Schedule 2.20, to the knowledge of Seller
                                     -------------
and the Principals, Seller has exclusive ownership of, and has good, valid and marketable title to, all of the Intellectual Property, free and clear of any Liens, and has the right to use all of the Intellectual Property without payment to any third party. Except as set forth on Schedule 2.14 and Schedule 2.20,
                                            -------------     -------------
Seller's rights in all of such Intellectual Property are freely transferable subject to filing documents of transfer. There are no claims or demands pending or, to the knowledge of Seller and the Principals, threatened of any other person pertaining to any of such Intellectual Property and no proceedings have been instituted, or are pending or, to the knowledge of Seller and the Principals, threatened against Seller and/or its officers, employees and consultants which challenge the validity and enforceability of Seller's rights in respect of the Intellectual Property. The Intellectual Property constitutes all of the assets of Seller used in designing, creating and developing the Products, and represent all of such Intellectual Property necessary for the operation of Seller's Business as currently conducted.

     All former and current employees, consultants and contractors of Seller have executed written instruments with Seller that assign to Seller all rights to any inventions, improvements, discoveries, or information relating to the business of Seller. No employee, consultant or contractor of Seller has entered into any agreement that restricts or limits in any way the scope or type of work in which the employee, consultant or contractor may be engaged or requires the employee, consultant or contractor to transfer, assign, or disclose information concerning his work to anyone other than Seller.

          (c) Schedule 2.20 sets forth a complete and accurate list and summary
              -------------
description of all of Seller's Patents, if any. Any issued Patents are currently in compliance with formal legal requirements (including without limitation payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date. In each case where a Patent is held by Seller by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration. No Patent has been or is now involved in any interference, reissue, re-examination or opposition proceeding. To the knowledge of Seller and the Principals, there is no potentially interfering Patent of any third party. Any products made, used or sold under the Patents have been marked with the proper patent notice.

          (d) Schedule 2.20 sets forth a complete and accurate list and summary
              -------------
description of all of Seller's Marks. All Marks that have been registered with the United States Patent and Trademark Office and/or any other jurisdiction are currently in compliance with formal legal requirements (including, without limitation, the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date. In each case where a Trademark is held by Seller by assignment, the assignment has been duly recorded with the U.S. Patent and Trademark Office and all other jurisdictions of registration. No Mark has been or is now involved in any opposition, invalidation or cancellation proceeding and, to the knowledge of Seller and the Principals, no such action is threatened with respect to any of the Marks. All products and materials containing a Mark bear the proper notice where permitted by law.

          (e) Schedule 2.20 sets forth a complete and accurate list and summary
              -------------
description of all of Seller's Copyrights. All the Copyrights have been registered with the United States Copyright Office and are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any fees or taxes or actions falling due within ninety (90) days after the Closing Date. In each case where a Copyright is held by Seller by assignment, the assignment has been duly recorded with the U.S. Copyright Office and all other jurisdictions of registration. None of the source or object code, algorithms, or structure included in the Products is copied from, based upon, or derived from any other source or object code, algorithm or structure in violation of the rights of any third party. Any substantial similarity of the Products to any computer program owned by any third party did not result from the Products being copied from, based upon, or derived from any such computer software program in violation of the rights of any third party. All copies of works encompassed by the Copyrights have been marked with the proper copyright notice.

          (f) Seller has taken all reasonable security measures (including, without limitation, entering into appropriate confidentiality and nondisclosure agreements with all officers, directors, employees, consultants and contractors of Seller and any other persons with access to the Trade Secrets) to protect the secrecy, confidentiality and value of all Trade Secrets. To the knowledge of Seller and the Principals, there has not been any breach by any party to any such confidentiality or non-disclosure agreement. The Trade Secrets have not been disclosed by Seller to any person or entity other than employees or contractors of Seller who had a need to know and use the Trade Secrets in the course of their employment or contract performance. Except as set forth on
Schedule 2.20, (i) Seller has not directly or indirectly granted any rights or
-------------
interests in the source code of the Products, and (ii) since Seller developed the source code of the Products, Seller has not provided, licensed or disclosed the source code of the Products to any person or entity. Seller has the right to use, free and clear of claims of third parties, all Trade Secrets. To the knowledge of Seller and the Principals, there is not any assertion that the use by Seller of any Trade Secret violates the rights of any third party.

          (g) To the knowledge of Seller and the Principals, Seller has the exclusive right to use, license, distribute, transfer and bring infringement actions with respect to the Intellectual Property. Except as set forth on
Schedule 2.20, Seller (i) has not licensed or granted to anyone rights of any
-------------
nature to use any of its Intellectual Property and (ii) is not obligated to and does not pay royalties or other fees to anyone for its ownership, use, license or transfer of any of its Intellectual Property.

          (h) All licenses or other agreements under which Seller is granted rights by others in Intellectual Property are listed in Schedule 2.20. Except
                                                        -------------
as set forth on Schedule 2.20, all such licenses or other agreements are in full
                -------------
force and effect, to the knowledge of Seller and the Principals there is no material default by any party thereto, and all of the rights of Seller thereunder are freely assignable. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Buyer, and Seller has no reason to believe that the licensors under the licenses and other agreements under which Seller is granted rights and has granted rights to others do not have and did not have all requisite power and authority to grant the rights purported to be conferred thereby.

          (i) All licenses or other agreements under which Seller has granted rights to others in Intellectual Property are listed in Schedule 2.20. All such
                                                        -------------
licenses or other agreements are in full force and effect, and to the knowledge of Seller and the Principals there is no material default by any party thereto. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Buyer.

          (j) Seller has no obligation to any other person to maintain, modify, improve or upgrade the Products other than in the ordinary course of business consistent with past practices of Seller.

          (k) None of the Products manufactured and sold, nor any process or know-how used, by Seller infringes or is alleged to infringe any patent, trademark, service mark, trade name, copyright or other proprietary right or is a derivative work based on the work of any other person.

          (l) Except as set forth on Schedule 2.9, there are no (i) actions,
                                     ------------
suits, claims, investigations or other proceedings involving the Products, the Intellectual Property, or the Rights by or before any governmental authority or arbitrator pending or, to the knowledge of Seller and the Principals, threatened against Seller, or (ii) judgments, decrees, injunctions, or orders involving the Products, the Intellectual Property or the Rights of any governmental authority or arbitrator against Seller. Seller is not in default under any such judgment, decree, injunction or order.

          (m) The Products perform in accordance with their published specifications and documentation and as Seller has warranted to its customers. Seller has reviewed the areas within its businesses and operations which could be adversely affected by, and has developed a program to address on a timely basis, the "Year 2000 Problem" (i.e., the risk that applications used by Seller or its suppliers and/or providers may be unable to recognize and properly perform date-sensitive functions involving certain dates prior to and any date after December 31, 1999). Seller reasonably believes that the "Year 2000 Problem" will not have a Material Adverse Effect.

     2.21 Absence of Restrictions.  Seller has not entered into any other
          -----------------------
agreement or arrangement with any other party with respect to the sale, transfer or any other disposition of the Business or the Assets, in whole or in part.

     2.22 Permits; Burdensome Agreements.  Schedule 2.22 lists all permits,
          ------------------------------   -------------
registrations, licenses, franchises, certifications and other approvals (collectively, the "Approvals") required from federal, state or local authorities in order for Seller to conduct its Business. Seller has obtained all such Approvals, which are valid and in full force and effect, and is operating in compliance therewith. Such Approvals include, but are not limited to, those required under federal, state or local statutes, ordinances, orders, requirements, rules, regulations, or laws pertaining to environmental protection, public health and safety, worker health and safety, buildings, highways or zoning. Except as disclosed in Schedule 2.22 and Schedule 2.14 and
                                            -------------     -------------
except as contemplated in Section 4.4, such Approvals will be available and assigned to Buyer and remain in full force and effect upon Buyer's purchase of the Assets, and no further Approvals will be required in order for Buyer to conduct the business currently conducted by Seller subsequent to the Closing. Except as disclosed in Schedule 2.22 or in any other schedule hereto, to the
                       -------------
knowledge of Seller and the Principals, Seller is not subject to or bound by any agreement, arrangement, judgment, decree or order which may have a Material Adverse Effect.

     2.23 Transactions with Interested Persons.  Except as set forth in Schedule
          ------------------------------------                          --------
2.23 hereto, neither Seller, nor any stockholder, officer, supervisory employee
----
or director of Seller or, to the knowledge of Seller or the Principals, any of their respective spouses or family members owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of Seller, or any organization which has a material contract or arrangement with Seller.

     2.24 Employee Benefit Programs.
          -------------------------

          (a) Schedule 2.24 lists every Employee Program (as defined below) that
              -------------
has been maintained (as defined below) by Seller at any time during the three-year period ending on the Closing Date.

          (b) Each Employee Program which has ever been maintained by Seller or an Affiliate (as defined below) and which has at any time been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the Internal Revenue Service ("IRS") regarding its qualification under such section and has, in fact, been continuously qualified under the applicable section of the Code since the effective date of such Employee Program through and including the Closing Date (or if earlier, the date that all of such Employee Program's assets were distributed). No material event or omission has occurred which would cause any such Employee Program to lose its qualification under the applicable Code section.

          (c) Seller does not know, and has no reason to know, of any material failure of any party to comply with any laws applicable to the Employee Programs that have been maintained by Seller. With respect to any Employee Program ever maintained by Seller or any Affiliate, there has occurred no "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 4975 of the Code, or breach of any duty under ERISA or other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which could result, directly or indirectly (including, without limitation, through any obligation of indemnification or contribution), in any taxes, penalties or other liability to Buyer. No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of Seller or the Principals, threatened with respect to any such Employee Program.

          (d) Neither Seller nor any Affiliate (i) has ever maintained any Employee Program which has been subject to Title IV of ERISA (including, but not limited to, any Multiemployer Plan (as defined below)) or (ii) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits.

          (e) With respect to each Employee Program maintained by Seller within the three (3) years preceding the Closing, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to Buyer: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401 or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the three most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) any insurance policy (including any fiduciary liability insurance policy) related to such Employee Program; (vi) any documents evidencing any loan to an Employee Program that is a leveraged employee stock ownership plan; and (vii) all other materials reasonably necessary for Buyer to perform any of its responsibilities with respect to any Employee Program subsequent to the Closing (including, without limitation, health care continuation requirements).

          (f)  For purposes of this section:

               (i) "Employee Program" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(4)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; and (B) all stock or cash option plans, restricted stock plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above. In the case of an Employee Program funded through an organization described in Code Section 501(c)(9), each reference to such Employee Program shall include a reference to such organization.

               (ii) An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity, or their spouses, dependents, or beneficiaries.

               (iii) An entity is an "Affiliate" of Seller if it would have ever been considered a single employer with Seller under ERISA Section 4001(b) or part of the same "controlled group" as Seller for purposes of ERISA
     Section 302(d)(8)(C).

               (iv) "Multiemployer Plan" means a (pension or non-pension) employee benefit plan to which more than one employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

     2.25 Environmental Matters.
          ---------------------

          (a) Except as set forth in Schedule 2.25, (i) Seller has never
                                     -------------
generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below); (ii) to the knowledge of Seller and the Principals, no Hazardous Material (as defined below) has ever been or is threatened to be spilled, released, or disposed of at any site presently or formerly owned, operated, leased, or used by Seller, or has ever been located in the soil or groundwater at any such site; (iii) to the knowledge of Seller and the Principals, no Hazardous Material has ever been transported from any site presently or formerly owned, operated, leased, or used by Seller for treatment, storage, or disposal at any other place; (iv) to the knowledge of Seller and the Principals, Seller does not presently own, operate, lease, or use, nor has it previously owned, operated, leased, or used any site on which underground storage tanks are or were located; and (v) to the knowledge of Seller and the Principals, no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by Seller in connection with the presence of any Hazardous Material.

          (b) Except as set forth in Schedule 2.25, (i) to the knowledge of
                                     -------------
Seller and the Principals, Seller has no liability under, nor has it ever violated, any Environmental Law (as defined below); (ii) to the knowledge of Seller and the Principals, Seller, any property owned, operated, leased, or used by Seller, and any facilities and operations thereon are presently in compliance with all applicable Environmental Laws; (iii) Seller has never entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) Seller has no knowledge or reason to know that any of the items enumerated in clause (iii) of this subsection will be forthcoming.

          (c) Except as set forth in Schedule 2.25 hereto, to the knowledge of
                                     -------------
Seller and the Principals, no site owned, operated, leased, or used by Seller contains any asbestos or asbestos-containing material, any polychlorinated biphenyls (PCBs) or equipment containing PCBs, or any urea formaldehyde foam insulation.

          (d) Seller has provided to Buyer copies of all documents, records, and information held by Seller concerning any environmental or health and safety matter relevant to Seller, whether generated by Seller or others, including, without limitation, environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency.

          (e) For purposes of this Section 2.25, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law; (ii) "Hazardous Waste" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; (iii) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted; and (iv) "Seller" shall mean and include Seller and all other entities for whose conduct Seller is or may be held responsible under any Environmental Law.

     2.26 HSR Matters.  Neither Seller nor any "ultimate parent entity" (as such
          -----------
term is defined in the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act")) of Seller had "annual net sales" (as defined in the HSR Act) for the previous fiscal year or "total assets" (as defined in the HSR Act) as of the date hereof, equal to or greater than $10,000,000.

     2.27 Disclosure.  To the knowledge of Seller and the Principals, the
          ----------
representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by Seller and the Principals to Buyer pursuant to this Agreement do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made. There are no facts known to Seller or the Principals which presently or may in the future have a Material Adverse Affect which have not been specifically disclosed herein or in a Schedule furnished herewith, other than general economic or regulatory conditions affecting the Internet services industry generally.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF BUYER. As a material inducement to Seller entering into this Agreement, Buyer hereby represents and warrants to Seller as follows:

     3.1  Organization.  Buyer is a corporation duly organized, validly existing
          ------------
and in good standing under the laws of the State of Michigan. Buyer has all requisite power and authority to conduct its business as it is now conducted and to own, lease and operate its properties and assets.

     3.2  Required Action.  All actions and proceedings necessary to be taken by
          ---------------
or on the part of Buyer in connection with the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement and each other agreement, document and instrument to be executed and delivered by or on behalf of Buyer pursuant to, or as contemplated by, this Agreement (collectively, the "Buyer Documents") has been duly and validly authorized, executed and delivered by Buyer. Buyer has full right, authority, power and capacity to execute and deliver this Agreement and each other Buyer Document and to carry out the transactions contemplated hereby and thereby. This Agreement and each other Buyer Document constitutes, or when executed and delivered will constitute, the legal, valid and binding obligations of Buyer enforceable in accordance with its respective terms.

     3.3  No Conflicts.  The execution, delivery and performance by Buyer of
          ------------
this Agreement and each other Buyer Document does not and will not (a) violate any provision of the Articles of Incorporation or by-laws of Buyer, as amended to date, (b) constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any agreement or instrument to which Buyer is a party or by which it is bound, (c) violate any judgment, decree, order, statute, rule or regulation applicable to Buyer, (d) require Buyer to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made. The officers who execute this Agreement and the other Buyer Documents contemplated hereby on behalf of Buyer have and shall have all requisite power to do so in the name of and on behalf of Buyer.

SECTION 4. COVENANTS OF SELLER. Seller covenants and agrees that, from the date hereof until consummation of the transactions contemplated hereby at the Closing, Seller shall:

     4.1  Access to Premises and Records.  Seller shall give Buyer and its
          ------------------------------
representatives, at reasonable times and with reasonable prior notice, free access to the properties, books and records of the Business and to the Assets and will furnish to Buyer and its representatives such information regarding the Business and the Assets as Buyer or its representatives may from time to time reasonably request in order that Buyer may have full opportunity to make a diligent investigation consistent with this Agreement; provided, however, that
                                                       --------  -------
Buyer's activities shall not unreasonably disrupt the business or operations of Seller. In addition to, and not in limitation of the foregoing, Seller shall provide Buyer with access to and copies of the records of all: (a) Accounts Receivable, (b) Subscriber billing, (c) pre-paid accounts, (d) accounts for which no remuneration is received by Seller and (e) general reports with respect to each category of service provided by the Business.

     4.2  Continuity and Maintenance of Operations of the Business.  Except as
          --------------------------------------------------------
to actions which Buyer has been advised and to which Buyer has consented to in writing, and except as specifically permitted or required by this Agreement, Seller shall:

          (a) Operate the Business in the ordinary course consistent with past practices, use its commercially reasonable efforts to keep available the services of the employees who are involved in the operation of the Business, and use reasonable best efforts to preserve any beneficial business relationships with Subscribers, customers, suppliers and others having business dealings with Seller relating to the Business;

          (b) Use and operate the Assets in a manner consistent with past practice and maintain the Assets in good operating condition, ordinary wear and tear excepted;

          (c) Maintain adequate inventories of spare Equipment consistent with past practices;

          (d) Maintain insurance upon the Assets in such amounts and types as in effect on the date of this Agreement as set forth in Schedule 2.6 attached
                                                     ------------
hereto;

          (e) Keep all of its business books, records and files in the ordinary course of business in accordance with past practices, and provide Buyer with access thereto upon its reasonable request; provided, however, that such access
                                            --------  -------
does not unreasonably disrupt the business or operations of Seller;

          (f) Continue to implement its procedures for disconnection and discontinuance of service to subscribers whose accounts are delinquent in accordance with those in effect on the date of this Agreement;

          (g) Perform and comply in all material respects with the terms of the Contracts and keep such Contracts in full force and effect; and

          (h) Use commercially reasonable efforts to preserve the goodwill of the Business.

     4.3  Negative Covenants.  Seller shall not, without the prior written
          ------------------
consent of Buyer:

          (a) Sell, transfer, lease, assign or otherwise dispose of, or agree to sell, transfer, lease, assign or otherwise dispose of, any Assets;

          (b) Enter into any contract or commitment for the acquisition of goods or services relating to the Business (other than in the ordinary course of business) or which otherwise obligates Seller to perform in full or in part beyond the Closing Date;

          (c) Hire any new employees or enter into any employment arrangements or otherwise increase the salary or compensation of any existing employees;

          (d) Renegotiate, modify, amend or terminate any Contract (other than Contracts with respect to Seller's Dial-up and Dedicated Subscribers);

          (e) Create, assume, or permit to exist, or agree to incur, assume or acquire, any Lien, claim or liability on the Assets;

          (f) Make any modifications or changes to the existing rate schedules or product offerings in effect with respect to the Business;

          (g) Offer or employ any sales discounts, free services or other extraordinary marketing practices or extraordinary promotions outside the ordinary course of business and not consistent with Seller's past practices;

          (h) Take any actions or permit its employees and agents to take any actions which would materially interfere with or preclude the transactions contemplated by this Agreement; and

          (i) Cause or permit the provision for any new and material pension, retirement or other employment benefits for employees who perform services in connection with the conduct of the Business or any material increase in any existing benefits (other than as required by law).

     4.4  Consents.
          --------

          (a) Seller will use its reasonable best efforts to obtain, with Buyer's assistance, as soon as practicable and at its expense, the consent of all third parties under the Contracts for which the prior approval of such third party is required pursuant to the terms of the Contract (each a "Restricted Contract," and together the "Restricted Contracts"), in form and substance reasonably satisfactory to Buyer. If any such consent or approval is not obtained, or if any approval, consent or authorization for the Authorizations described in Section 2.13 and 2.14 hereof is not obtained ("Restricted Authorizations"), and the parties nonetheless consummate the transactions contemplated hereby, Seller shall use reasonable best efforts to obtain such consent after the Closing and secure an arrangement satisfactory to Buyer to provide Buyer with the benefits of such Restricted Authorization or Restricted Contract after Closing until such consent is obtained; provided, however, that
                                                       --------  -------
"reasonable best efforts" for these purposes shall not require Seller to undertake extraordinary or unreasonable measures to obtain such authorizations, approvals and consents, including, without limitation, the initiation or prosecution of legal proceedings or the payment of fees in excess of customary filing and processing fees. If Seller shall have complied with this Section 4.4(a), Buyer shall have no right to terminate this Agreement or to seek indemnification or other remedies from Seller as a result of any failure by the parties to obtain any such authorization, consent or approval or to provide any such alternative arrangement with respect to any Restricted Contract or Restricted Authorization.

          (b) Notwithstanding the foregoing, with respect to the Restricted Authorizations and the Restricted Contracts which have been marked with a * on
Schedule 2.14 (the "Material Restricted Authorizations" and the "Material
-------------
Restricted Contracts", respectively), Buyer and Seller agree that it shall be a condition to Buyer's obligation to consummate the transactions contemplated hereby that Seller obtain the consents to the assignment thereof; provided,
                                                                  --------
however, that with respect to the Material Restricted
-------

Contracts with M&I First National Leasing Corp., Fleet Capital, 3Com Credit Corporation and Ameritech Credit Corporation set forth on Schedule 2.14 (the
                                                          -------------
"Material Leases"), if the consent to the assignment of such Material Leases is not obtained, in form and substance reasonably satisfactory to Buyer, prior to October 1, 1998, then Buyer and Seller agree that such Material Leases will be paid-in-full by Buyer at the Closing, including payment of all interest, prepayment and termination penalties, and other charges related thereto, without any further liability of Seller and the Principals to Buyer under such Material Leases after the Closing (it being understood by the parties that the adjustment to the Purchase Price as contemplated by Section 1.6(b) shall still apply).

          (c) Nothing in this Agreement will constitute a transfer or an attempted transfer of any Restricted Authorization or Restricted Contract which by its terms or under applicable law or governmental rules or regulations requires the consent or approval of a third party (including, without limitation, a governmental authority) unless such consent or approval shall have been obtained.

     4.5  Notification of Certain Matters.  Seller shall promptly notify Buyer
          -------------------------------
of (i) any fact, event, circumstances or action the existence or occurrence of which would cause any of Seller's representations or warranties under this Agreement, or the disclosures in any schedules or exhibits attached hereto, not to be true in any material respect and (ii) any failure on its part to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Seller shall promptly notify buyer in writing of the assertion, commencement or threat of any claim, litigation, proceeding or investigation in which Seller is a party or in which the Assets or Business may be affected and which could reasonably be expected to be material or which relates to the transactions contemplated hereby. Prior to the Closing, the Seller may modify, supplement or amend the Schedules. The parties agree that Buyer shall be deemed to have waived, and Seller shall have no obligation to indemnify Buyer with respect to, any breach by Seller of any warranties and representations of Seller under this Agreement disclosed in any modification, supplement or amendment in the Schedules made pursuant hereto, except for such breaches of representations and warranties which are the result of a breach or default by Seller with respect to any covenant of Seller made in
Section 4 of this Agreement, unless the Buyer shall notify Seller within three
(3) days of receipt thereof or at Closing, whichever is earlier, of Buyer's election to terminate this Agreement, in which case Buyer shall be permitted to terminate this Agreement as provided in Section 8.3 without either party having any liability to the other party for indemnification or otherwise. If Buyer does not so notify Seller, the Schedules shall be deemed modified by the information disclosed in any such supplement or amendment and the same shall be incorporated in the Schedules by reference.

     4.6  Adverse Change.  Seller shall promptly notify Buyer in writing of any
          --------------
materially adverse developments affecting the Assets or the Business which become known to Seller, including, without limitation, (i) any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any of the Assets or the Business, (ii) any material notice of violation, forfeiture or complaint under any material Contract, or (iii) anything which, if not corrected prior to the Closing Date, would prevent Seller from fulfilling any condition to Closing described in Section 6 hereof.

     4.7  No Solicitation.  Seller shall not, and Seller shall cause its
          ---------------
officers, employees, stockholders, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by Seller) and all other employees who perform services with respect to the operation of the Business not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making of any proposal with respect to the Assets or the Business, or engage in any negotiations concerning, or provide to any other person any information or data relating to, the Business, the Assets or Seller for the purpose of, or have any discussions with, any person relating to, or otherwise cooperate in any way with or assist or participate in, facilitate or encourage, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any effort or attempt by any other person to seek or effect a transaction, or enter into a transaction with any person or persons, other than Buyer, concerning the possible sale of the Assets or Business, or the capital stock of Seller. Seller shall promptly inform Buyer of any such inquiries or proposals and provide all pertinent documentation related thereto.

     4.8  Cooperation.  Seller shall use its commercially reasonable efforts to
          -----------
take all steps within its power and will cooperate with Buyer to cause to be fulfilled those of the conditions to Buyer's obligations to consummate the transactions contemplated by this Agreement that are dependent upon its actions, and to execute and deliver such instruments and take such other reasonable actions as may be necessary or appropriate in order to carry out the intent of this Agreement and consummate the transactions contemplated hereby. Without limiting the foregoing, Seller shall cooperate with all reasonable requests of Buyer and its counsel in connection with Buyer's due diligence investigation of the Business and Assets.

     4.9  Expenses.  Seller shall bear its own expenses incurred in connection
          --------
with the negotiation and preparation of this Agreement and in connection with all obligations required to be performed by it under this Agreement.

     4.10 Financial Information.  Seller shall, as promptly as practical after
          ---------------------
such information becomes available, deliver to Buyer copies of Seller's monthly unaudited financial statements, prepared in accordance with Seller's historical accounting practices, and in form and presentation as is reasonably acceptable to Buyer.

     4.11 Consummation of Agreement.  Subject to the provisions of Section 8 of
          -------------------------
this Agreement: (a) Seller shall use its reasonable best efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement, and to cause the transactions contemplated by this Agreement to be fully carried out on or before September 30, 1998; and (b) Seller shall not take any action or omit to take any action that would or could reasonably be expected to (i) result in any of the representations and warranties of Seller being or becoming untrue in any respect that would cause
Section 6.1 not to be satisfied, (ii) result in any conditions to Closing set forth in Section 6 of this Agreement not to be satisfied, or (iii) result in a material violation of any provision of this Agreement.

     4.12 Confidentiality.  Seller agrees that it and its representatives will
          ---------------
hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from Buyer with respect to its business or financial condition except for the purpose of evaluating, negotiating and completing the transactions contemplated hereby. Information generally known in Buyer's industry or which has been disclosed to Seller by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transactions contemplated by this Agreement are not consummated, Seller will return, and cause its respective officers, members, agents and representatives to return, to Buyer (or certify that they have destroyed) all copies of such data and information made available to Seller (and its officers, members, agents and representatives) in connection with the transaction.

     4.13 Guarantees.  Seller and the Principals agree to use their respective
          ----------
reasonable best efforts to assist Buyer in obtaining the release of all Guarantees.

SECTION 5. COVENANTS OF BUYER. Buyer covenants and agrees that, from the date hereof until consummation of the transactions contemplated hereby at the Closing, Buyer shall:

     5.1  Cooperation.  Buyer shall use its reasonable best efforts to take all
          -----------
steps within its power and will cooperate with Seller, to cause to be fulfilled those of the conditions to Seller's obligations to consummate the transactions contemplated by this Agreement that are dependent upon its actions and to execute and deliver such instruments and take such other reasonable actions as may be necessary or appropriate in order to carry out the intent of this Agreement and consummate the transactions contemplated hereby.

     5.2  Notification of Certain Matters.  Buyer shall promptly notify Seller
          -------------------------------
of any fact, event, circumstances or action the existence or occurrence of which would cause Buyer's representations or warranties under this Agreement not to be true in any material respect.

     5.3  Expenses.  Buyer shall bear its own expenses incurred in connection
          --------
with the negotiation and preparation of this Agreement and in connection with all obligations required to be performed by it under this Agreement.

     5.4  Consummation of Agreement.  Subject to the provisions of Section 8 of
          -------------------------
this Agreement: (a) Buyer shall use its reasonable best efforts to fulfill and perform all conditions and obligations on its part to be fulfilled and performed under this Agreement, and to cause the transactions contemplated by this Agreement to be fully carried out on or before September 30, 1998; and (b) Buyer shall not take any action or omit to take any action that would or could reasonably be expected to (i) result in any of the representations and warranties of Buyer set forth in this Agreement being or becoming untrue in any respect that would cause Section 7.1 not to be satisfied, (ii) result in any condition to the Closing set forth in
Section 7 not being satisfied, or (iii) result in a material violation of any provision of this Agreement.

     5.5  Confidentiality.  Buyer agrees that it and its representatives will
          ---------------
hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from Seller with respect to its business or financial condition except for the purpose of evaluating, negotiating and completing the transactions contemplated hereby. Information generally known in Seller's industry or which has been disclosed to Buyer by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transactions contemplated by this Agreement are not consummated, Buyer will return, and cause its respective officers, members, agents and representatives to return, to Seller (or certify that they have destroyed) all copies of such data and information made available to Buyer (and its officers, members, agents and representatives) in connection with the transaction.

     5.6  Guarantees.  Buyer shall use its reasonable best efforts to assist
          ----------
Seller and the Principals in obtaining the release of all Guarantees.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATION OF BUYER. Buyer's obligation to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions, unless otherwise waived by Buyer in writing:

     6.1  Accuracy of Representations and Warranties.  The representations and
          ------------------------------------------
warranties of Seller contained in this Agreement shall be true and correct in all material respects at the Closing Date with the same effect as though made at such time and the representations and warranties of Seller contained in this Agreement which are qualified by materiality shall be true and correct in all respects as of the Closing Date with the same effect as though made at such time.

     6.2  Performance of Agreements and Deliveries.  Seller shall have performed
          ----------------------------------------
in all material respects all of its covenants, agreements and obligations under this Agreement which are to be performed or complied with by Seller prior to or upon the Closing Date and shall have delivered all documents and items required to be delivered at or prior to the Closing, including, without limitation:

          (a) A certificate, dated the Closing Date, from the President of Seller to the effect that the conditions set forth in Sections 6.1 and 6.2 have been satisfied;

          (b) A certificate, dated the Closing Date, from Seller's Secretary as to the charter, by-laws, authority and the incumbency of all officers executing the Seller Documents on behalf of Seller;

          (c) A certified copy of Seller's Articles of Incorporation from the Department of Financial Institutions of the State of Wisconsin, including an Amendment to the Articles of Incorporation and any other required documentation, all as certified by the Department of Financial Institutions of the State of Wisconsin, which effectuate a change of Seller's name;

          (d) A certificate of status from the Department of Financial Institutions of the State of Wisconsin;

          (e) Evidence, reasonably satisfactory to Buyer, of the removal of the Principals from any bank, credit card, debit card, cellular phone accounts and other accounts held in the name of Seller and which are to be assumed by Buyer; and

          (f) Such other certificates and instruments reasonably requested by Buyer.

     6.3  No Material Adverse Effect.  None of the schedules, documents or other
          --------------------------
information to be furnished by Seller to Buyer pursuant to this Agreement, shall disclose any fact, circumstance or matter, or any change in or development in connection with any matter disclosed in the original schedules or documents previously delivered by Seller to Buyer, which has, or could reasonably be expected to have, a material adverse effect on the Assets or on the Business; and there shall have been no other changes or developments affecting either the Assets or the Business since the Base Balance Sheet Date which have, or could reasonably be expected to have, a material adverse effect on the Assets or Business.

     6.4  Asset Transfer.  Seller shall have delivered to Buyer the following
          --------------
instruments of transfer and assignment in accordance with the provisions hereof, transferring to Buyer all of Seller's right, title and interest in and to the Assets, free and clear of all Liens, except Permitted Liens:

          (a) A Bill of Sale in the form attached hereto as Exhibit B;
                                                            ---------

          (b) An Assignment and Assumption Agreement in the form attached hereto as Exhibit C;
   ---------

          (c) An Assignment of Trademarks in the form attached hereto as Exhibit
                                                                         -------
D;
-

          (d) An Agreement to Assign Internet Domain Name in the form attached hereto as Exhibit E;
               ---------

          (e) Certificates of title with respect to all motor vehicles which are included in the Assets, duly endorsed for transfer by Seller; and

          (f) Such other instruments of transfer reasonably requested by Buyer.

     6.5  Assignment of Contracts and Authorizations; Approvals.  Subject to the
          -----------------------------------------------------
provisions of Section 4.4 hereof, all Contracts shall have been duly and validly assigned to Buyer by Seller and all consents and approvals required in connection with the consummation of the transactions contemplated hereby under any Material Restricted Contract or Material Restricted Authorization shall have been obtained in form and substance satisfactory to Buyer and without conditions materially and adversely affecting Buyer and which do not require Buyer to pay money to any party to any such Contract or Authorization in excess of amounts required to be so paid pursuant to the terms and conditions thereof or other than pursuant to the terms of Section 4.4(b) hereof. Except as contemplated by
Section 4.4(b) hereof, all such Contracts and Authorizations shall remain in full force and effect and shall not have been amended, modified or repudiated in any material respect by either party thereto. Neither Seller nor, to the knowledge of Seller and the Principals, the other party thereto, shall have breached or defaulted under any Contract or Authorization. Seller shall not have received notice of or have knowledge of any fact which could reasonably result in the termination, repudiation or breach of any Contract or Authorization.

     6.6  Escrow Agreement.  Seller shall have executed and delivered to Buyer
          ----------------
the Escrow Agreement and such Escrow Agreement shall be in full force and effect.

     6.7  Non-competition Agreement.  Seller and each of the Principals shall
          -------------------------
have executed and delivered to Buyer a Non-competition Agreement in substantially the form attached hereto as Exhibit F (the "Non-competition
                                          ---------
Agreement"), and such Non-competition Agreement shall be in full force and effect.

     6.8  Employment Agreement.  Greg Ryan shall have executed and delivered to
          --------------------
Buyer an Employment Agreement on terms and conditions which are reasonably satisfactory to Buyer, and such agreement shall be in full force and effect.

     6.9  Lease.  The lease agreements (the "Leases") between Seller and Mahoney
          -----
Properties shall be amended in the form of Exhibit G attached hereto, and such
                                           ---------
Leases, as so amended, shall be in full force and effect.

     6.10 Release of Liens.  Seller shall have obtained and delivered to Buyer
          ----------------
at or prior to the Closing instruments (including UCC-3 termination statements) releasing any and all Liens on the Assets, other than the Permitted Liens.

     6.11 Subscribers.  Seller shall have delivered to Buyer a certificate,
          -----------
dated as of the Closing Date, certifying as to the number and type of Subscribers delivered at Closing.

     6.12 Opinion of Seller's Counsel.  Buyer shall have received the opinion or
          ---------------------------
opinions of Godfrey & Kahn, S.C., counsel for Seller, dated the Closing Date, substantially in the form of Exhibit H attached hereto.
                             ---------

     6.13 Broker's Fees; Waiver.  Seller shall have paid at or prior to the
          ---------------------
Closing any and all fees or commissions due to CDR, and CDR shall have provided Buyer with a release from any liability with respect to any fees or payments to be made in connection with the transactions contemplated hereby.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATION OF SELLER. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or prior to the Closing Date, of the following conditions, unless waived by Seller in writing:

     7.1  Accuracy of Representations and Warranties.  The representations and
          ------------------------------------------
warranties of Buyer contained in this Agreement shall be true and correct in all material respects at the Closing Date with the same effect as though made at such time, and the representations and warranties of Buyer contained in this Agreement which are qualified by materiality shall be true and correct in all respects as of the Closing Date with the same effect as though made at such time.

     7.2  Performance of Agreement and Deliveries.  Buyer shall have performed
          ---------------------------------------
in all material respects all of its covenants, agreements and obligations under this Agreement to be performed or complied with by Buyer prior to or upon the Closing Date and shall have delivered all documents and items required to be delivered at or prior to the Closing, including, without limitation:

          (a) The tendering of the Purchase Price pursuant to Section 1.5 pending satisfaction of all the conditions set forth in Section 6;

          (b) A certificate, dated the Closing Date, from the President of Buyer to the effect that the conditions set forth in Sections 7.1 and 7.2 have been satisfied;

          (c) A certificate, dated the Closing Date, from Buyer's Secretary as to the charter, by-laws, authority and the incumbency of all officers executing the Buyer Documents on behalf of Buyer;

          (d) A certified copy of Buyer's charter from the Secretary of State of the State of Michigan; and

          (e) A certificate of good standing from the Secretary of State of the State of Michigan.

     7.3  Escrow Agreement.  Buyer shall have executed and delivered to Seller
          ----------------
the Escrow Agreement and such Escrow Agreement shall be in full force and effect.

     7.4  Guarantees.  All Guarantees shall be released or Buyer shall have
          ----------
provided the Principals with an indemnity against any liability or loss with respect thereto.

     7.5  Consents.  Buyer and Seller shall have either obtained the consent or
          --------
approval with respect to the Material Leases or Buyer shall have tendered payment-in-full for such outstanding liability, including interest, prepayment and termination penalties and other charges, with respect to such Material Leases.

SECTION 8.  TERMINATION.

     8.1  Events of Termination.  This Agreement and the transactions
          ---------------------
contemplated by this Agreement may be terminated at any time prior to the
Closing:

          (a) By the mutual written consent of Buyer and Seller.

          (b) By Seller, if it is not in breach or default hereunder:

              (i) if any representation or warranty of Buyer made herein is untrue in any material respect and such breach is not cured within thirty (30) days of Buyer's receipt of a notice from Seller that such breach exists or has occurred;

              (ii) if Buyer shall have defaulted in any material respect in the performance of any material obligation under this Agreement and such breach is not cured within thirty (30) days of Buyer's receipt of a notice from Seller that such default exists or has occurred; and

              (iii) if the conditions to Seller's obligations to consummate the Closing as set forth in Section 7 cannot reasonably be satisfied or performed on or before September 30, 1998 (unless such failure of satisfaction, non-compliance or non-performance is the result, directly or indirectly, of any action or failure to act on the part of Seller, except as provided in Section 4.4 hereof).

          (c) by Buyer, if it is not in breach or default hereunder:

              (i) if any representation or warranty of Seller made herein is untrue in any material respect and such breach is not cured within thirty (30) days of Seller's receipt of a notice from Buyer that such breach exists or has occurred;

              (ii) if Seller shall have defaulted in any material respect in the performance of any material obligation under this Agreement and such breach is not cured within thirty (30) days of Seller's receipt of a notice from Buyer that such default exists or has occurred; or

              (iii) if the conditions to Buyer's obligations to consummate the Closing as set forth in Section 6 cannot reasonably be satisfied or performed on or before September 30, 1998 (unless such failure of satisfaction, non-compliance or non-performance is the result directly or indirectly of any action or failure to act on the part of Buyer).

          (d) By either Buyer or Seller (provided such party is not otherwise in breach or default hereunder) if, as of October 1, 1998, the conditions contained in Section 6.5 (only with respect to the Material Leases), with respect to Buyer, and Section 7.5, with respect to Seller, have not been satisfied or waived.

     8.2  Manner of Exercise.  In the event of the termination of this Agreement
          ------------------
by either Buyer or Seller pursuant to Section 8.1 notice thereof shall forthwith be given to the other party in accordance with the provisions set forth in
Section 11 hereto and this Agreement shall terminate and the transactions contemplated hereunder shall be abandoned without further action by Buyer or Seller.

     8.3  Effect of Termination; Liabilities.  In the event of the termination
          ----------------------------------
of this Agreement pursuant to Section 8.1 and prior to the Closing, all obligations of the parties hereunder (other than pursuant to Sections 4.12 and 5.5 hereof) shall terminate, and neither Seller nor Buyer shall have any further liability hereunder, including for losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, costs and expenses (including attorneys' fees) of any kind whatsoever.

SECTION 9.  POST-CLOSING COVENANTS; SURVIVAL.

     9.1  Use of Trade Names.  After the Closing Date, neither Seller, nor any
          ------------------
person controlling, controlled by or under common control with Seller, including the Principals, will for any reason, directly or indirectly, for itself or any other person, (a) use the name "EXEC-PC, Inc." or (b) use or disclose any trade secrets, confidential information, know-how, proprietary information or other intellectual property of Seller transferred pursuant to this Agreement.

     9.2  Post-Closing Transitional Matters.  For a period of ninety (90) days
          ---------------------------------
following the Closing, Seller and the Principals shall provide, without additional cost to Buyer, such assistance as is reasonably requested by Buyer in order to effect an orderly transition in the ownership and operation of the Assets; provided, however, that such assistance shall not exceed ten (10) hours
        --------  -------
per month, which includes time spent assisting Buyer over the telephone.

     9.3  Survival.  All representations, warranties, covenants, agreements and
          --------
indemnities contained in this Agreement, or in any schedule, exhibit, certificate, agreement, document or statement delivered pursuant hereto, are material, shall be deemed to have been relied upon by the parties and, shall survive the Closing for a period of six (6) months (the "Expiration Date") regardless of any investigation conducted by or knowledge of any party hereto; provided, however, that no party shall be entitled to indemnification from the
--------  -------
other party pursuant to Section 10 hereof with respect to any liability, claim or loss which the other party has actual knowledge of at or prior to the Closing, whether by reason of any written information or written notice, including, without limitation, facts or circumstances giving rise to any such liability, claim or loss, furnished to or discovered by such party or its representatives or disclosed to such party in this Agreement or in any schedule, exhibit, certificate, agreement or document delivered pursuant hereto.

SECTION 10.  INDEMNIFICATION.

     10.1 Indemnification by Seller.
          -------------------------

          (a) Except as set forth in Section 9.3 hereof, Seller hereby agrees to indemnify and hold harmless Buyer, its affiliates and its and their respective directors, officers, stockholders, partners, members, employees, and agents (individually, a "Buyer Indemnified Party" and collectively, "Buyer Indemnified Parties"), against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys and consultants) of any kind or nature whatsoever, but net of the proceeds from any insurance policies or other third party reimbursement for such loss, to the extent sustained, suffered or incurred by or made against any Buyer Indemnified Party, to the extent based upon, arising out of or in connection with: (i) any breach of any representation or warranty made by Seller in this Agreement or in any schedule, exhibit, certificate, agreement or other instrument delivered pursuant to this Agreement;
(ii) any breach of any covenant or agreement made by Seller in this Agreement or in any schedule, exhibit, certificate, financial statement, agreement or other instrument delivered pursuant to this Agreement; (iii) any claim made by any person or entity which relates to the operation of the Assets or the Business which arises in connection with or on the basis of events, acts, omissions, conditions or any other state of facts occurring on or existing before the Closing Date (other than events, acts, omissions, conditions or any other state of facts which Buyer has been provided specific written notice at or prior to the Closing); and (iv) any claim which arises in connection with any liability or obligation of Seller other than the Assumed Liabilities (and the liabilities or obligations existing as of the Closing Date and the existence of which has been disclosed by Seller in writing to Buyer).

          (b) The following provisions shall apply with respect to this Section 10.1:

              (i) all rights to indemnification under this Section 10.1 shall expire on the Expiration Date and no Buyer Indemnified Party shall have the right to make any claim hereunder after such date, except that if prior to the Expiration Date a specific state of facts shall have become known which may constitute or give rise to any claim as to which indemnity may be payable and a Buyer Indemnified Party shall have given written notice of such facts to Seller, then the right to indemnification with respect thereto shall remain in effect without regard to when such matter shall have been finally determined and disposed of, according to the date on which notice of the applicable claim is given;

               (ii) no indemnification shall be payable to any Buyer Indemnified Party pursuant to this Section 10.1 with respect to any claim unless and until the total of all claims for indemnification shall exceed One Hundred Thousand Dollars ($100,000) in the aggregate, and then only to the extent of the excess;

               (iii) Seller's aggregate liability under this Section 10.1 shall not exceed One Million Two Hundred Fifty Thousand Dollars ($1,250,000) in the aggregate (except from claims made with respect to a breach of warranty or representation under Sections 2.4, 2.8 (title only) and 2.27 (to the extent, and only to the extent, it relates to matters covered by Section
     2.4 or Section 2.8 (title only)), which shall have no limits and which shall not count against the cap set forth herein);

               (iv) a Buyer Indemnified Party shall only be entitled to its actual, out-of-pocket damages and expenses, and no indemnification shall be payable under this Section 10.1 for any consequential or special damages or any expected profits or multiples thereof;

               (v) if the Closing occurs, the rights to indemnification set forth in this Section 10.1 shall be exclusive of all rights to indemnification or other remedies that any Buyer Indemnified Party would otherwise have in connection with the matters and transactions contemplated by this Agreement; and

               (vi) all claims for indemnification made under this Section 10.1 shall be recovered solely by proceeding against the Escrow Deposit pursuant to the terms of the Escrow Agreement and this Section 10.1, and no such claim may be recovered directly against Seller, its partners, or their respective affiliates, directors, officers, stockholders, or agents (except for claims made with respect to a breach of warranty or representation under Sections 2.4, 2.8 (title only) and 2.27 (to the extent, and only to the extent, it relates to matters covered by Section 2.4 or 2.8 (title only))).

     10.2 Indemnification by Buyer.  Except as set forth in Section 9.3, Buyer
          ------------------------
agrees to indemnify and hold harmless Seller and its officers, directors, stockholders, employees and agents (individually, a "Seller Indemnified Party" and collectively, "Seller Indemnified Parties") at all times against and in respect of all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys and consultants), of any kind or nature whatsoever, to the extent sustained, suffered or incurred by or made against any Seller Indemnified Party, to the extent based upon, arising out of or in connection with: (A) any breach of any representation or warranty made by Buyer in this Agreement or in any schedule, exhibit, certificate, agreement or other instrument delivered pursuant to this Agreement; (B) any breach of any covenant or agreement made by Buyer in this Agreement or in any schedule, exhibit, certificate, agreement or other instrument delivered pursuant to this Agreement; (C) any claim made against Seller which relates to, results from or arises out of Buyer's operation of the Assets or the Business from and after the Closing Date; and (D) the Assumed Liabilities.

     10.3 Notice; Defense of Claims.
          -------------------------

          (a) Notice of Claims.  Promptly after receipt by an indemnified party
              ----------------
of notice of any claim, liability or expense to which the indemnification obligations hereunder would apply, the indemnified party shall give notice thereof in writing to the indemnifying party, but the omission to so notify the indemnifying party promptly will not relieve the indemnifying party from any liability except to the extent that the indemnifying party shall have been prejudiced as a result of the failure or delay in giving such notice or is required to pay a greater amount with respect to any such claim or liability as a result of the failure to provide prompt notice. Such notice shall state the information then available regarding the amount and nature of such claim, liability or expense and shall specify the provision or provisions of this Agreement under which the liability or obligation is asserted.

          (b) Third Party Claims.  With respect to third party claims, if within
              ------------------
twenty (20) days after receiving the notice described in clause (a) above the indemnifying party gives (i) written notice to the indemnified party stating that (A) it would be liable under the provisions hereof for indemnity in the amount of such claim if such claim were successful and (B) that it disputes and intends to defend against such claim, liability or expense at its own cost and expense and (ii) provides reasonable assurance to the indemnified party that such claim will be promptly paid in full if required, then counsel for the defense shall be selected by the indemnifying party (subject to the consent of the indemnified party which consent shall not be unreasonably withheld) and the indemnified party shall not be required to make any payment with respect to such claim, liability or expense as long as the indemnifying party is conducting a good faith and diligent defense at its own expense; provided, however, that the assumption of defense of any such matters by the indemnifying party shall relate solely to the claim, liability or expense that is subject or potentially subject to indemnification. The indemnifying party shall have the right, with the consent of the indemnified party, which consent shall not be unreasonably withheld, to settle all indemnifiable matters related to claims by third parties which are susceptible to being settled provided the indemnifying parties' obligation to indemnify the indemnified party therefor will be fully satisfied subject to the limits set forth herein. The indemnifying party shall keep the indemnified party apprised of the status of the claim, liability or expense and any resulting suit, proceeding or enforcement action, shall furnish the indemnified party with all documents and information that the indemnified party shall reasonably request and shall consult with the indemnified party prior to acting on major matters, including settlement discussions. Notwithstanding anything herein stated, the indemnified party shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the expense of separate counsel for the indemnified party shall be paid by the indemnifying party. If no such notice of intent to dispute and defend is given by the indemnifying party, or if such diligent good faith defense is not being or ceases to be conducted, the indemnified party shall, at the expense of the indemnifying party, undertake the defense of (with counsel selected by the indemnified party), and shall have the right to compromise or settle (exercising reasonable business judgment), such claim, liability or expense. If such claim, liability or expense is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available all information and assistance that the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense.

          (c) Non-Third Party Claims.  With respect to non-third party claims,
              ----------------------
if within twenty (20) days after receiving the notice described in clause (a) above the indemnifying party does not give written notice to the indemnified party that it contests such indemnity, the amount of indemnity payable for such claim shall be as set forth in the indemnified party's notice, subject to the limits set forth herein. If the indemnifying party provides written notice to the indemnified party within such 20-day period that it contests such indemnity, the parties shall attempt in good faith to reach an agreement with regard thereto within thirty (30) days of delivery of the indemnifying party's notice. If the parties cannot reach agreement within such 30-day period, the matter may be submitted by either party for binding arbitration in accordance with the provisions of Section 12.10 hereof.

SECTION 11. NOTICES. All notices and other communications required to be given hereunder, or which may be given pursuant or relative to the provisions hereof, shall be in writing and shall be deemed to have been given when delivered in hand or by an overnight courier service, or mailed, postage prepaid, by first class United States mail, certified return receipt requested, or transmitted by facsimile (with transmission acknowledgment received, provided written notice delivered by any of the other means of delivery specified in this Section 11 follows such facsimile), as follows:

          If to Seller:             EXEC-PC, Inc.
          ------------
                                    2105 S. 170th Street
                                    Box 510952
                                    New Berlin, WI  53151
                                    Facsimile: (414) 789-1946
                                    Attn:  Robert J. Mahoney

          With a copy to:           Godfrey & Kahn, S.C.
                                    780 North Water Street
                                    Milwaukee, WI  53202-3590
                                    Facsimile: (414) 273-5198
                                    Attn:  John A. Dickens, Esq.

          If to Buyer:              Voyager Information Networks, Inc.
          -----------
                                    4660 S. Hagadorn Road
                                    East Lansing, MI 48823
                                    Facsimile: (517) 324-8965
                                    Attn: Christopher Torto

          With a copy to:           Goodwin, Procter & Hoar LLP
                                    Exchange Place
                                    Boston, Massachusetts  02109
                                    Facsimile: (617) 523-1231
                                    Attn:  David F. Dietz, P.C.

SECTION 12.  MISCELLANEOUS.

     12.1 Assignability; Binding Effect.  This Agreement shall not be assignable
          -----------------------------
by Buyer or Seller except with the written consent of the other, except that Buyer may assign its rights hereunder either (i) to any affiliate of Buyer, provided, however, that no assignment by Buyer shall in any way affect Buyer's obligations or liabilities under this Agreement and Buyer acknowledges that it shall remain primarily liable under this Agreement in the event of such an assignment, (ii) as a result of any merger, reorganization or other consolidation or (iii) in connection with the granting of a security interest to its senior lenders. This Agreement shall be binding upon and shall inure to the benefit of, the parties hereto and their respective successors, and assigns.

     12.2 Headings.  The subject headings used in this Agreement are included
          --------
for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

     12.3 Amendments; Waivers.  This Agreement may not be amended or modified,
          -------------------
nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by Buyer and Seller or, in the case of a waiver, the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

     12.4 Bulk Sales Law.  Buyer hereby waives compliance by Seller of any
          --------------
applicable bulk sales law and Seller agrees, to make full and timely payment when due of all amounts owed by such Seller to its creditors. Except for the Assumed Liabilities, Seller agrees to indemnify and hold Buyer harmless from, and reimburse Buyer for, any loss, cost, expense, liability or damage (including reasonable counsel fees and disbursements and expenses) which Buyer may suffer or incur by virtue of the non-compliance by Seller with such laws.

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

     12.5  Entire Agreement.  This Agreement, together with the schedules and
           ----------------
exhibits hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and there are no warranties, representations or other agreements between the parties in connection with this Agreement, except as specifically set forth in this Agreement, and supersedes and cancels any and all prior or contemporaneous arrangements, understandings and agreements between them relating to the subject matter hereof, including but not limited to that certain letter dated July 2, 1998 between Buyer and Seller, as amended.

     12.6  Severability.  In the event that any provision or any portion of any
           ------------
provision of this Agreement shall be held to be void or unenforceable, then the remaining provisions of this Agreement (and the remaining portion of any provision held to be void or unenforceable in part only) shall continue in full force and effect.

     12.7  Governing Law.  This Agreement and the transactions contemplated
           -------------
hereby shall be governed and construed by and enforced in accordance with the laws of the State of Wisconsin, without regard to conflict of laws principles.

     12.8  Counterparts.  This Agreement may be executed in two or more
           ------------
counterparts, each of which shall be deemed an original and all of which shall constitute the same instrument.

     12.9  Expenses.  Each party shall pay its own expenses incident to the
           --------
negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of its counsel and accountants for all activities of such counsel and accountants undertaken pursuant to this Agreement, whether or not the transactions contemplated hereby are consummated; provided, however, that in the event a filing is required to be
                 --------  -------
made pursuant to the HSR Act, Buyer shall pay all expenses associated therewith.

     12.10 Dispute Resolution.  Any dispute arising out of or relating to this
           ------------------
Agreement or the breach, termination or validity hereof shall be finally settled by arbitration conducted expeditiously in accordance with the Center for Public Resources Rules for Nonadministered Arbitration of Business Disputes (the "CPR Rules"). The Center for Public Resources shall appoint a neutral advisor from its National CPR Panel. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. (S)(S)1-16, and judgment upon the award rendered by the arbitrators may be entered by any court having jurisdiction thereof. The place of arbitration shall be Chicago, Illinois.

     Such proceedings shall be administered by the neutral advisor in accordance with the CPR Rules as he/she deems appropriate, however, such proceedings shall be guided by the following agreed upon procedures:

           (a) Mandatory exchange of all relevant documents, to be accomplished within forty-five (45) days of the initiation of the procedure;

          (b) No other discovery;

          (c) Hearings before the neutral advisor which shall consist of a summary presentation by each side of not more than three hours; such hearings to take place in one or two days at a maximum; and

          (d) Decision to be rendered not later than ten (10) days following such hearings.

     Each of the parties hereto (a) hereby unconditionally and irrevocably submits to the jurisdiction of any United States District Court of competent jurisdiction located in the State of Michigan for the purpose of enforcing the award or decision in any such proceeding and (b) hereby waives, and agrees not to assert in any civil action to enforce the award, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that the civil action is brought in an inconvenient forum, that the venue of the civil action is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court, and (c) hereby waives and agrees not to seek any review by any court of any other jurisdiction which may be called upon to grant an enforcement of the judgment of any such court. Each of the parties hereto hereby consents to service of process by registered mail at the address to which notices are to be given. Each of the parties hereto agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other parties hereto. Final judgment against any party hereto in any such action, suit or proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction; provided,
                                                                       --------
however, that any party may at its option bring suit, or institute other
-------
judicial proceedings, in any state or federal court of the United States or of any country or place where the other parties or their assets, may be found.

     Notwithstanding the foregoing, it is specifically understood and agreed that certain breaches of this Agreement will result in irreparable injury to the parties hereto, that the remedies available to the parties at law alone will be an inadequate remedy for such breach, and that, in addition to any other legal or equitable remedies which the parties may have, a party may enforce its rights by an action for specific performance and the parties expressly waive the defense that a remedy in damages will be adequate.

                 [Remainder of page intentionally left blank]

   IN WITNESS WHEREOF, Seller, the Principals and Buyer have caused this Asset Purchase Agreement to be executed as of the date first above written.


                              SELLER:

                              EXEC-PC, INC.


                              By:  /s/ Robert J. Mahoney
                                 -------------------------------------
                                 Name:  Robert J. Mahoney
                                 Title: Chief Executive Officer


                              PRINCIPALS:


                                /s/ Robert J. Mahoney
                              ----------------------------------------
                              Robert J. Mahoney


                                /s/ Tracey Mahoney
                              ----------------------------------------
                              Tracey Mahoney


                              BUYER:

                              VOYAGER INFORMATION NETWORKS, INC.


                              By:  /s/ Christopher Torto
                                 -------------------------------------
                                 Name:  Christopher Torto
                                 Title: Chief Executive Officer